Exhibit 99.1

Viveve® Reports Fourth Quarter and Full Year 2015 Financial Results

SUNNYVALE, California —March 24, 2016 -- Viveve Medical, Inc. ("Viveve") (OTCQB: VIVMF), a medical technology company focused on women's health, today reported financial results for the three months and year ended December 31, 2015.

“2015 was a transformative year for Viveve as we aggressively advanced our commercial strategy around the world,” said Patricia Scheller, Viveve’s chief executive officer. “Our focus will continue to be driving commercialization through the attainment of necessary regulatory clearances, generating differentiating clinical data and increasing awareness of vaginal laxity, a condition that affects millions of women worldwide. Currently, we believe that the Viveve System provides the only safe and effective non-surgical option to successfully address vaginal laxity."

2015 Business Highlights

●	Announced a positive interim analysis from the VIVEVE I clinical study

●	Launched distribution coverage in 46 countries and began commercial sales in Q3 2015

●	Achieved regulatory approval in 20 of the 46 countries, including Japan, under the physician import license pathway

●	Successfully raised $18 million in equity capital to support our clinical, regulatory and global commercialization efforts

●	Expanded our commercialization team with the hiring of experienced industry executives

●	Research analyst coverage initiated by three firms

Q4 Financial Results

“We now have a total commercial installed base of 42 Viveve Systems, 33 of which were sold during the last two quarters of 2015. We anticipate a significant increase in this installed base in 2016 as we continue our global commercial efforts and as we obtain additional regulatory clearances,” said Scott Durbin, Viveve’s chief financial officer.

Revenue for the fourth quarter of 2015 totaled $752,000 from the sale of 21 Viveve Systems and 216 treatment tips, compared to revenue of $26,000 for the same period in 2014, an increase of $726,000.

Gross profit for the fourth quarter of 2015 was $287,000, or 38% of revenue, compared to gross profit of $16,000, or 62% of revenue, for the same period in 2014. The increase in gross profit was primarily due to sales of 21 Viveve Systems to our new distributors in 2015. Gross margin decreased primarily due to the mix of capital versus disposable sales.

Total operating expenses for the fourth quarter of 2015 increased 130% to $3,851,000 from $1,676,000 in the same period in 2014, primarily as a result of increased efforts to support commercialization of our product in existing and new markets, research and development efforts and strategies to protect our intellectual property, as well as for working capital and other general corporate purposes. Spending on research and development during the fourth quarter of 2015 increased due to costs associated with our VIVEVE I clinical trial. Selling, general and administrative expenses for the fourth quarter of 2015 increased primarily due to increased sales and marketing efforts to build brand and market awareness.

Net loss for the fourth quarter of 2015 was $3,677,000, or a loss of $0.07 per share, compared with a net loss of $1,742,000, or a loss of $0.10 per share, for the same period in 2014.

Cash and cash equivalents were $7,360,000 as of December 31, 2015, an increase of $6,465,000 from $895,000 as of December 31, 2014.

2016 Business Outlook

"Based on the increased momentum of our commercial efforts around the globe, we believe we are well positioned to build on our 2015 success, while achieving new levels of growth in 2016," Ms. Scheller stated, adding, "To date we have exceeded our commercial expectations and customer feedback has been tremendously positive.  In January, we announced a 231 minimum system distribution agreement with Dynamic Medical Technologies for two Southeast Asia countries. This type of distribution agreement underscores the early demand we are seeing from distributors, physicians and patients and reinforces the opportunity for rapid adoption of the Viveve System throughout the year. In addition, we are targeting several additional key regulatory approvals this year, including Brazil, one of the largest markets for aesthetic medical procedures in the world.”

About Viveve

Viveve, Inc., the operating subsidiary of Viveve Medical, Inc., is a women's health company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The company's lead product, the globally patented Viveve System, is a non-surgical, non-ablative medical device that remodels collagen and restores tissue with only one treatment session. The Viveve System treats the condition of vaginal laxity, which is the result of the over-stretching of tissue during childbirth that can result in a decrease in physical sensation and sexual satisfaction. Physician surveys indicate that vaginal laxity is the number one post-delivery physical change for women, being more prevalent than weight gain, urinary incontinence or stretch marks. The Viveve Treatment uses patented, reverse-thermal gradient radiofrequency technology to tighten vaginal tissue in one 30-minute out-patient treatment in a physician's office. The Viveve System has received regulatory approval in Europe, Canada and Hong Kong and is available through physician import license in Japan. It is currently not available for sale in the U.S. For more information, please visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements." Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change and we cannot guarantee future events, results, actions, levels of activity, performance or achievements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are to be detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.

Contact:

Amato and Partners, LLC
Investor Relations Counsel
90 Park Avenue. 17th Floor
New York, NY 10016
212.430.0360
admin@amatoandpartners.com

VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$7,360	$895
Accounts receivable	593	6
Inventory	1,549	131
Prepaid expenses and other current assets	1,615	923
Total current assets	11,117	1,955
Property and equipment, net	239	187
Other assets	138	156
Total assets	$11,494	$2,298
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,432	$416
Accrued liabilities	1,293	223
Note payable	4,833	2,500
Total liabilities	7,558	3,139

Stockholders’ equity (deficit):
Preferred stock	-	-
Common stock and paid-in capital	52,447	35,244
Accumulated deficit	(48,511)	(36,085)
Total stockholders’ equity (deficit)	3,936	(841)
Total liabilities and stockholders’ equity (deficit)	$11,494	$2,298

VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenue	$752	$26	$1,447	$90
Cost of revenue	465	10	985	50
Gross profit	287	16	462	40

Operating expenses:
Research and development	1,542	484	4,988	1,426
Selling, general and administrative	2,309	1,192	7,464	4,276
Total operating expenses	3,851	1,676	12,452	5,702
Loss from operations	(3,564)	(1,660)	(11,990)	(5,662)
Interest expense	(113)	(81)	(415)	(567)
Other income (expense), net	-	(1)	(21)	49
Net loss	$(3,677)	$(1,742)	$(12,426)	$(6,180)

Net loss per share:
Basic and diluted	$(0.07)	$(0.10)	$(0.31)	$(1.27)

Weighted average shares used in computing net loss per common share
Basic and diluted	54,886,821	17,640,843	40,181,427	4,865,546